FOR IMMEDIATE RELEASE
April 23, 2003

Contact:  Larry R. Mathews 256-301-6600


DECATUR, AL (April 23, 2003) - Timothy A. Smalley, Chairman of Heritage Financial Holding Corporation today announced Heritage's results of operations for the quarter ended March 31, 2003.

For the quarter ended March 31, 2003, net income was $550,059 compared to $70,577 for the same period in 2002. Net income per share was $0.06 for the three months ended March 31, 2003, compared to $0.01 for the three months ended March 31, 2002. Net income per diluted share was $0.05 for the three months ended March 31, 2003, compared to $0.01 for the three months ended March 31, 2002. The first quarter of 2002 was significantly impacted as a result of retirement benefits expensed relating to the retirement of the previous CEO. Larry Mathews, President and CEO of Heritage Bank, commented "although earnings remain below desired levels, considerable progress is being made in improving loan quality. This quarter's results were impacted by losses associated with liquidating foreclosed real estate and higher than normal legal and professional fees. Collection and recovery activities will continue for the next few quarters."

Heritage also announced the completion of its previously announced private placement of up to 1,000,000 shares of common stock, and the exercise of options by certain directors of the Company. The total amount of new capital raised during the quarter was $5.1 million. These proceeds were contributed to the bank's capital account to augment the capital position of Heritage Bank.

Cautionary Factors

This press release may contain forward-looking statements which involve a number of risks and uncertainties. The Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information as a result of various factors including, but not limited to, changes in interest rates; significant changes in the economic scenario from the current anticipated scenario which could materially change anticipated credit quality trends and the ability to generate loans; significant delay in or inability to execute strategic initiatives designed to grow revenues and/or control expenses; an increase in credit losses (including increases due to a worsening of general economic conditions); regulatory developments that may affect the Company's business; financial, legal regulatory, accounting or other changes that may affect investment in, or the overall performance of, a product or business, including changes in existing law and regulation affecting the banking industry and the financial services industry, in general; continued intense competition from numerous providers of products and services which compete with the Company's businesses; the ability of

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the Company to recruit  experienced  personnel to assist in the  management  and operations of the Company; and other factors listed from time to time in the Company's SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2002 (Part I, Item 1, Business--Cautionary Notice Regarding Forward-Looking Statements).

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements.